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Exhibit 5.1

JONES, DAY, REAVIS & POGUE
2727 North Harwood Street
Dallas, Texas 75201

October 5, 2001

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063

Re:	Registration on Form S-8 of 87,500 Shares of common stock, par value $0.10 per share, of Michaels Stores, Inc.

Ladies and Gentlemen:

    We are acting as counsel to Michaels Stores, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") of the offer and sale by the Company of up to 87,500 shares (the "Shares") of common stock, par value $.10 per share, of the Company upon exercise of options to be granted pursuant to the Company's 2001 General Stock Option Plan (the "Plan").

    We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan against payment of the consideration therefor as provided in the Plan and having a value not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

    In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ JONES, DAY, REAVIS & POGUE
Jones, Day, Reavis & Pogue

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JONES, DAY, REAVIS & POGUE 2727 North Harwood Street Dallas, Texas 75201
October 5, 2001